As filed with the Securities and Exchange Commission on April 21, 2022
        Registration No. 333-__________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
HOME BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Arkansas (State or other jurisdiction of incorporation or organization)	71-0682831 (IRS Employer Identification Number)

719 Harkrider, Suite 100, Conway Arkansas (Address of registrant’s principal executive offices)	72032 (Zip Code)

HOME BANCSHARES, INC. 2022 EQUITY INCENTIVE PLAN
(Full title of the plan)

Brian S. Davis
Chief Financial Officer
Home BancShares, Inc.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
Telephone: (501) 328-4770
(Name, address and telephone number, including area code, of agent for service)
Copy to: Courtney C. Crouch, III Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. 425 West Capitol Avenue, Suite 1800 Little Rock, Arkansas 72201 Telephone: (501) 688-8822 Facsimile: (501) 918-7822
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “accelerated filer,” “large accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I will be sent or given to employees participating in the Home BancShares, Inc. 2022 Equity Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note in the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:
(1)    Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 24, 2022.
(2)     Our Current Reports on Form 8-K filed with the Commission on January 13, 2022, January 18, 2022, March 15, 2022, April 1, 2022 and April 21, 2022, in each case except to the extent furnished but not filed.
(3)    The description of our common stock, par value $0.01 per share (“Common Stock”) set forth in our registration statement on Form 10-12G, as amended, filed on April 7, 2006, including any amendment or report filed with the Commission for the purpose of updating this description, including Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 24, 2022.
All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portions of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K, including exhibits related thereto), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable. Our Common Stock is registered with the Commission under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the shares of our Common Stock offered hereby will be passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. As of April 12, 2022, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. participating in this matter beneficially own approximately 5,268 shares of our Common Stock.

Item 6. Indemnification of Directors and Officers.

Our Restated Articles of Incorporation, as amended (the “Articles”), and Amended and Restated Bylaws require us to indemnify our directors and officers to the full extent permitted by law. Section 4-27-850 of the Arkansas Business Corporation Act of 1987 (the “ABCA”) contains detailed and comprehensive provisions providing for indemnification of directors and officers of Arkansas corporations against expenses (including attorneys’ fees), judgments, fines and settlements in connection with litigation. Under Arkansas law, other than an action brought by or in the right of Home BancShares, Inc. (the “Company”), such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In actions brought by or in the right of the Company, the Arkansas statute limits such indemnification to expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification is allowed in actions brought by or in the right of the Company with respect to any claim, issue or matter as to which such person has been adjudged to be liable to us, unless and only to the extent that the court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), under Arkansas law, we must indemnify him or her against expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection with such defense.

Our Articles also provide that no director shall be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the ABCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Description
4.1	—	Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)
4.2	—
Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.3	—
Second Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.4	—
Third Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.4 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.5	—
Fourth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 8, 2007)

4.6	—	Fifth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 4.6 to the Company’s registration statement on Form S-3 (File No. 333-157165))
4.7	—
Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed with the Secretary of State of the State of Arkansas on January 14, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 21, 2009)

4.8	—	Seventh Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 19, 2013)
4.9	—	Eighth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 22, 2016)
4.10	—	Ninth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 of Home BancShares’s Current Report on Form 8-K, filed on April 23, 2019)
4.11	—	Tenth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc.

4.12	—	Amended and Restated Bylaws of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 of Home BancShares’s Current Report on Form 8-K, filed on January 28, 2021)
4.13	—	Specimen Stock Certificate representing Home BancShares, Inc. Common Stock (incorporated by reference to Exhibit 4.11 of the Company’s registration statement on Form S-3ASR (File No. 333-261495))
5.1	—	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
23.1	—	Consent of BKD, LLP
23.2	—	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (included in Exhibit 5.1)
24.1	—	Power of Attorney (on signature page)
99.1	—
Home BancShares, Inc. 2022 Equity Incentive Plan (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement on Schedule 14A filed on March 4, 2022, as revised on March 7, 2022)

99.2	—	Form of Restricted Stock Agreement under the Home BancShares, Inc. 2022 Equity Incentive Plan
99.3	—	Form of Stock Option Agreement under the Home BancShares, Inc. 2022 Equity Incentive Plan
107	—	Calculation of Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conway, State of Arkansas, on April 21, 2022.
HOME BANCSHARES, INC.
By:     /s/ Brian S. Davis
Brian S. Davis
Chief Financial Officer and Treasurer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian S. Davis and Jennifer C. Floyd, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John W. Allison John W. Allison	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	April 21, 2022

/s/ Brian S. Davis Brian S. Davis	Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	April 21, 2022

/s/ Jennifer C. Floyd Jennifer C. Floyd	Chief Accounting Officer (Principal Accounting Officer)	April 21, 2022

/s/ Milburn Adams Milburn Adams	Director	April 21, 2022

/s/ Robert H. Adcock, Jr. Robert H. Adcock, Jr.	Director	April 21, 2022

/s/ Richard H. Ashley Richard H. Ashley	Director	April 21, 2022

/s/ Mike D. Beebe Mike D. Beebe	Director	April 21, 2022

/s/ Jack E. Engelkes Jack E. Engelkes	Vice Chairman of the Board and Director	April 21, 2022

/s/ Tracy M. French Tracy M. French	Director	April 21, 2022

/s/ Karen Garrett Karen Garrett	Director	April 21, 2022

/s/ James G. Hinkle James G. Hinkle	Director	April 21, 2022

/s/ Alex R. Lieblong Alex R. Lieblong	Director	April 21, 2022

/s/ Thomas J. Longe Thomas J. Longe	Director	April 21, 2022

/s/ Jim Rankin, Jr. Jim Rankin, Jr.	Director	April 21, 2022

/s/ Larry W. Ross Larry W. Ross	Director	April 21, 2022

/s/ Donna J. Townsell Donna J. Townsell	Director	April 21, 2022